EXHIBIT 99.1

MannKind Corporation Reports 2021 First Quarter Financial Results

Conference Call to Begin Today at 5:00 PM ET

•	1Q 2021 Total Revenues of $17.4 million; +7% vs. 1Q 2020
•	Received $230.0 million gross proceeds from 2.5% senior convertible notes
•	$278.3 million of Cash, Cash Equivalents and Investments at March 31, 2021
•	Tyvaso DPITM NDA submitted to the FDA by collaboration partner United Therapeutics

WESTLAKE VILLAGE, Calif., May 12, 2021 (GLOBE NEWSWIRE) -- MannKind Corporation (Nasdaq:MNKD) today reported financial results for the quarter ended March 31, 2021.

“We started 2021 by taking advantage of favorable market conditions to strengthen our financial position with the issuance of $230 million of senior convertible notes, which provides our current and future partners with greater confidence in our company,” said Michael Castagna, Chief Executive Officer of MannKind Corporation. “The capital raised allows us to reduce our legacy debt, advance our pipeline and grow Afrezza. In the first quarter of 2021, the underlying demand for paid Afrezza prescriptions grew in the mid-single digits year over year.”

Total revenues were $17.4 million for the first quarter of 2021, an increase of $1.2 million, or 7%, reflecting Afrezza net revenue of $8.1 million and collaboration and services revenue of $9.3 million. Afrezza net revenue increased 1% compared to $8.0 million in the first quarter of 2020. Collaboration and services revenue for the first quarter of 2021 increased $1.1 million compared to the first quarter of 2020, primarily due to additional pass-through costs associated with the UT license agreement and the launch of the Vista Pharma Co-promotion Agreement for Thyquidity.

Afrezza gross profit for each of the first quarters of 2021 and 2020 was $3.8 million. Cost of goods sold increased by $0.2 million compared to the same period in 2020, which was offset by the increase in net revenues discussed above. Gross margin in the first quarter of 2021 was 47% compared to 48% for the same period in 2020.

Research and development expenses for the first quarter of 2021 were $2.4 million compared to $1.8 million for the first quarter of 2020. This increase of $0.7 million, or 39%, was attributable to personnel costs primarily related to increased headcount for research and development, regulatory and medical affairs.

Selling, general and administrative expenses for the first quarter of 2021 were $17.4 million compared to $14.4 million for the first quarter of 2020. This increase of $3.1 million, or 21%, was primarily due to a $2.3 million increase in personnel costs primarily related to increased headcount for our Afrezza commercial team, $0.3 million in patient support services and $0.3 million in promotional and marketing activities.

For the first quarter of 2021, the gain on foreign currency translation for insulin purchase commitments denominated in Euros was $3.8 million compared $1.8 million for the first quarter of 2020. The fluctuation was due to the change in the U.S. dollar to Euro foreign exchange rate. Interest expense on debt for the first quarter of 2021 was $6.5 million compared to $2.3 million for the first quarter of 2020. This increase of $4.1 million was due to a $3.7 million milestone obligation that was achieved during the quarter and interest expense from the senior convertible notes and the MidCap credit facility.

The net loss for the first quarter of 2021 was $12.9 million, or $0.05 per share, compared to a $9.3 million net loss in the first quarter of 2020, or $0.04 per share. The increased net loss of $3.6 million was primarily due to the increase in interest expense, selling, general and administrative expenses, and research and development expense, all of which were partially offset by an increase in the gain on foreign currency translation.

Cash, cash equivalents, and investments at March 31, 2021 were $278.3 million compared to $67.0 million at December 31, 2020. The increase in cash, cash equivalents and investments was primarily due to the issuance of $230.0 million of 2.5 % senior convertible notes.

Debt Reductions Subsequent to March 31, 2021

In April 2021, the Company repaid $35.1 million outstanding principal under the Mann Group non-convertible promissory note plus $4.9 million of accrued and unpaid interest to the Mann Group. In addition, the Company repaid $10.0 million outstanding principal under the MidCap credit facility.

Conference Call

MannKind will host a conference call and presentation webcast to discuss these results today at 5:00 p.m. Eastern Time. Those interested in listening to the conference call live via the Internet may do so by visiting the Company's website at www.mannkindcorp.com under Events & Presentations.  A replay will be available on MannKind's website for 14 days.

About MannKind Corporation

MannKind Corporation (Nasdaq: MNKD) focuses on the development and commercialization of inhaled therapeutic products for patients with endocrine and orphan lung diseases. MannKind is currently commercializing Afrezza® (insulin human) Inhalation Powder, the Company’s first FDA-approved product and the only inhaled ultra rapid-acting mealtime insulin in the United States, where it is available by prescription from pharmacies nationwide.  Afrezza is also available by prescription in Brazil where it is commercialized by the Company’s partner Biomm SA.  MannKind is headquartered in Westlake Village, California, and has a manufacturing and R&D facility in Danbury, Connecticut. The Company also employs field sales and medical representatives across the U.S. For further information, visit www.mannkindcorp.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding MannKind’s ability to directly commercialize pharmaceutical products. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the MannKind’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the ability to generate significant product sales for MannKind, MannKind’s ability to manage its existing cash resources or raise additional cash resources, stock price volatility and other risks detailed in MannKind’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent periodic reports on Form 10-Q and current reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Tyvaso DPI is an investigational combination product that is not approved for any use in any country.  The Tyvaso DPI tradename is pending final FDA review.

Company Contact:
818-661-5000
ir@mannkindcorp.com

MANNKIND CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$247,833	$67,005
Restricted cash	158	158
Short-term investments	28,962	—
Accounts receivable, net	3,573	4,218
Inventory	5,050	4,973
Prepaid expenses and other current assets	2,766	3,122
Total current assets	288,342	79,476
Property and equipment, net	26,507	25,867
Long-term investments	1,480	—
Other assets	3,053	3,265
Total assets	$319,382	$108,608

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$6,706	$5,582
Accrued expenses and other current liabilities	27,586	19,707
PPP loan — current	4,670	4,061
Deferred revenue — current	25,880	33,275
Recognized loss on purchase commitments — current	8,274	11,080
Total current liabilities	73,116	73,705
Senior convertible notes	222,855	—
MidCap credit facility	49,406	49,335
Mann Group promissory notes	53,453	63,027
Accrued interest — Mann Group promissory notes	4,753	4,150
PPP loan — long term	203	812
2024 convertible notes	—	5,000
Recognized loss on purchase commitments — long term	80,797	84,208
Operating lease liability	869	1,202
Deferred revenue — long term	1,626	1,662
Milestone rights liability	5,926	5,926
Total liabilities	493,004	289,027
Stockholders' deficit:
Undesignated preferred stock, $0.01 par value — 10,000,000 shares authorized; no shares issued or outstanding as of March 31, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value - 400,000,000 shares authorized, 249,072,677 and 242,117,089 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	2,491	2,421
Additional paid-in capital	2,885,946	2,866,303
Accumulated deficit	(3,062,059)	(3,049,143)
Total stockholders' deficit	(173,622)	(180,419)
Total liabilities and stockholders' deficit	$319,382	$108,608

MANNKIND CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Revenues:
Net revenue — commercial product sales	$8,099	$8,000
Revenue — collaborations and services	9,337	8,235
Total revenues	17,436	16,235
Expenses:
Cost of goods sold	4,315	4,164
Cost of revenue — collaborations and services	3,295	3,362
Research and development	2,442	1,755
Selling, general and administrative	17,413	14,350
Asset impairment	—	1,521
Gain on foreign currency translation	(3,838)	(1,796)
Total expenses	23,627	23,356
Loss from operations	(6,191)	(7,121)
Other (expense) income:
Interest income	3	133
Interest expense on notes	(5,422)	(1,071)
Interest expense on Mann Group promissory notes	(1,030)	(1,259)
Other expense	(276)	(4)
Total other expense	(6,725)	(2,201)
Loss before provision for income taxes	(12,916)	(9,322)
Provision for income taxes	—	—
Net loss	$(12,916)	$(9,322)
Net loss per share - basic and diluted	$(0.05)	$(0.04)
Shares used to compute basic and diluted net loss per share	246,631	212,467